UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                        Superconductive Components, Inc.
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                                (Name of Issuer)

                           Common stock, no par value
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                         (Title of Class of Securities)

                                    868048307
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]   Rule 13d-1(b)

         [ x ]   Rule 13d-1(c)

         [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

CUSIP No. 868048307                SCH 13G/A                   Page 2 of 4 Pages


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1.       Names of Reporting Person:
         Windcom Investments SA

         S.S. or I.R.S. Identification No. of Above Individual (optional): N/A
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2.       Check the Appropriate Box if a Member of a Group:
                                                                         (a) [ ]
                                                                         (b) [ ]
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3.       SEC Use Only

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4.       Citizenship or Place of Organization:
         Switzerland
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                  5.      Sole Voting Power:
 Number of                271,800
   Shares         --------------------------------------------------------------
Beneficially      6.      Shared Voting Power:
  Owned by                0
    Each          --------------------------------------------------------------
  Reporting       7.      Sole Dispositive Power:
   Person                 271,800
    With:         --------------------------------------------------------------
                  8.      Shared Dispositive Power:
                          0
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9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         271,800
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10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                                            |_|
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11.      Percent of Class Represented by Amount in Row (9):
         14.9%
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12.      Type of Reporting Person:
         CO
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CUSIP No. 868048307                SCH 13G/A                   Page 3 of 4 Pages


ITEM 1.

         (a)  Name of Issuer: Superconductive Components, Inc.

         (b)  Address of Issuer's Principal Executive Offices:

              1145 Chesapeake Avenue, Columbus, Ohio  43212

ITEM 2.

         (a)  Name of Persons Filing:  Windcom Investments SA

         (b)  Address of Principal Business Office, or, if none, Residence:

              Corso Elvezia 25, 6900 Lugan, Switzerland

         (c) Citizenship: Windcom Investments SA is organized under the laws of Switzerland.

         (d)  Title of Class of Securities: Common Stock, no par value.

         (e)  CUSIP Number: 868048307

ITEM 3.

         Not applicable.

ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned: 271,800

         (b)  Percent of Class: 14.9%

         (c)  Number of Shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:          271,800
              (ii)  Shared power to vote or to direct the vote:              0
              (iii) Sole power to dispose or to direct the
                      disposition of:                                  271,800
              (iv)  Shared power to dispose or to direct the
                      disposition of:                                        0

CUSIP No. 868048307                SCH 13G/A                   Page 4 of 4 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     WINDCOM INVESTMENTS SA

Dated:  February 4, 2003                             /s/ Karl Kohlbrenner
                                                     ---------------------------
                                                     Karl Kohlbrenner,
                                                     Chief Executive Officer